Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2018 Results

Continued strength in core profitability and solid loan growth highlight quarter

GRAND RAPIDS, Mich., July 17, 2018 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $9.4 million, or $0.57 per diluted share, for the second quarter of 2018, compared with net income of $7.3 million, or $0.45 per diluted share, for the respective prior-year period. Net income during the first six months of 2018 totaled $20.3 million, or $1.22 per diluted share, compared to $15.0 million, or $0.91 per diluted share, during the first six months of 2017.

The successful collection of certain nonperforming commercial loans increased reported net income during the first six months of 2018 by approximately $1.7 million, or $0.10 per diluted share, while a bank owned life insurance claim during the first quarter of 2017 increased reported net income during the first six months of 2017 by approximately $1.1 million, or $0.06 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.27, or 31.8 percent, during the first six months of 2018 compared to the respective 2017 period.

Net income during the second quarter of 2018 and the first six months of 2018 also benefited from a reduction in the corporate federal income tax rate, which was lowered from 35 percent to 21 percent on January 1, 2018, as a result of the enactment of the Tax Cuts and Jobs Act. Mercantile’s effective tax rate was 19.0 percent during both the second quarter and first six months of 2018, down from 30.7 percent during each of the respective prior-year periods.

“We are pleased to report another quarter of sound financial performance, continuing the momentum generated during the first quarter of 2018,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong operating performance and balance sheet, sustained strength in commercial and residential mortgage loan originations, and healthy loan pipelines make us confident that the solid results achieved during the first half of the year will continue throughout the remainder of 2018.”

Second quarter highlights include:

●	Robust earnings performance and capital position
●	Healthy net interest margin
●	Increased fee income
●	Controlled overhead costs
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category

●	New commercial term loan originations of approximately $142 million
●	Continued strength in commercial loan pipeline

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $33.8 million during the second quarter of 2018, up $2.5 million, or 8.1 percent, from the prior-year second quarter. Net interest income during the second quarter of 2018 was $29.2 million, up $2.0 million, or 7.5 percent, from the second quarter of 2017, reflecting a higher level of earning assets and an increased net interest margin.

The net interest margin was 3.92 percent in the second quarter of 2018, down from 4.06 percent in the linked quarter, but up from 3.85 percent in the prior-year second quarter. The decrease in the net interest margin in the current-year second quarter relative to the first quarter of 2018 primarily resulted from a lower yield on commercial loans, which more than offset an improved earning asset mix. The collection of interest on certain nonperforming commercial loans that paid in full positively impacted the yield on earning assets during the first quarter of 2018 by approximately 29 basis points, while a higher-than-desired level of interest-earning deposits negatively impacted the yield by approximately 8 basis points. Excluding the impacts of these factors, the net interest margin equaled approximately 3.85 percent during the first quarter of 2018. The change in earning asset mix mainly reflected loan growth and a reduction in interest-earning deposit balances. Higher-yielding average loans represented 86.5 percent of average earning assets during the second quarter of 2018, up from 84.4 percent during the linked quarter, while lower-yielding average interest-earning deposit balances represented 2.1 percent of average earning assets during the current-year second quarter, down from 4.1 percent during the linked quarter. The cost of funds equaled 0.68 percent during the second quarter of 2018, up from 0.64 percent during the first quarter of 2018 mainly due to increased costs of certain non-time deposit accounts, time deposits, and borrowed funds.

The increase in the net interest margin during the second quarter of 2018 compared to the prior-year second quarter reflects a higher yield on average earning assets, primarily reflecting an increased yield on commercial loans, which more than offset a higher cost of funds, mainly reflecting increased costs of certain non-time deposit accounts, time deposits, and borrowed funds. The increased yield on commercial loans primarily reflects the positive impact of higher interest rates on variable-rate commercial loans, stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in each of June and December 2017 and March and June 2018.

Net interest income and the net interest margin during the second quarter of 2018 and the prior-year second quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $0.8 million and $1.3 million were recorded during the second quarters of 2018 and 2017, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year second quarter and prior-year second quarter.

Mercantile recorded a $0.7 million provision for loan losses during the second quarter of 2018 compared to a $0.8 million provision during the respective 2017 period. The provision expense recorded during the second quarter of 2018 primarily reflects loan growth and increased allocations related to certain environmental factors, while the provision expense recorded during the prior-year second quarter mainly reflects loan growth.

Noninterest income during the second quarter of 2018 was $4.6 million, up $0.5 million, or 12.6 percent, from the $4.1 million recorded during the second quarter of 2017. The increase in noninterest income in part reflects higher mortgage banking activity income, credit and debit card fees, payroll processing revenue, and service charges on accounts. The increased mortgage banking activity income mainly reflects the success of ongoing strategic initiatives that were implemented to increase market penetration. The positive impacts of these initiatives have more than offset the negative impacts of rising residential mortgage loan rates and a shortage of housing inventory in Mercantile’s markets.

Noninterest expense totaled $21.4 million during the second quarter of 2018, up $1.5 million, or 7.7 percent, from the respective 2017 period. The higher level of expense primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases, the hiring of additional staff, a larger bonus accrual, and higher stock-based compensation expense. In addition, all hourly employees received a pay increase effective April 1, 2018.

Mr. Kaminski continued, “We are very pleased with the ongoing strength and relative steadiness of our core net interest margin, depicting our continuing focus on loan pricing discipline and sound asset quality. The recent interest rate hikes initiated by the Federal Open Market Committee have positively impacted our core net interest margin, and we believe our balance sheet structure positions us to benefit from any further rate increases. We are also pleased with the growth in various fee income categories stemming from the success of ongoing strategic initiatives. Although headwinds persist, including rising interest rates and limited housing inventories in our markets, mortgage banking activity income increased in the second quarter as we expected, in large part reflecting a higher level of purchase activity and our efforts to increase market penetration.”

Balance Sheet

As of June 30, 2018, total assets were $3.29 billion, up $1.8 million from December 31, 2017. Total loans increased $78.3 million, or 3.1 percent, while interest-earning deposits decreased $75.6 million, or 52.1 percent, over the same time period. Interest-earning deposit balances declined as a result of these funds being used to meet loan funding requirements. Approximately $142 million in commercial term loans to new and existing borrowers were originated during the second quarter of 2018, as continuing sales and relationship-building efforts resulted in additional lending opportunities. As of June 30, 2018, unfunded commitments on commercial construction and development loans totaled approximately $116 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with the net loan growth achieved during the second quarter of 2018, reflecting our lending team’s ongoing focus on establishing new customer relationships and serving our existing customer base. New commercial term loan originations were in line with quarterly originations over the past few years. We remain dedicated to growing the loan portfolio in a disciplined manner, with a continuing emphasis on credit quality and risk-based pricing. Based on expected new loan fundings, we are confident that the commercial loan portfolio will expand in future periods. Our residential mortgage loan portfolio grew for the ninth consecutive quarter due to our ongoing strategic initiatives, and we believe we are well-positioned to increase our market presence.”

As of June 30, 2018, commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 58 percent of total commercial loans, while non-owner occupied CRE loans equaled about 36 percent of total commercial loans.

Total deposits at June 30, 2018 were $2.53 billion, up $7.4 million and $159 million from December 31, 2017, and June 30, 2017, respectively, while local deposits were up $22.6 million and $165 million during the respective time periods. New commercial loan relationships and the success of various deposit account initiatives drove the growth in local deposits. Wholesale funds were $317 million, or approximately 11 percent of total funds, as of June 30, 2018, compared to $323 million and $339 million as of December 31, 2017, and June 30, 2017, respectively.

Asset Quality

Nonperforming assets at June 30, 2018, were $5.8 million, or 0.2 percent of total assets, compared to $9.4 million, or 0.3 percent of total assets, at December 31, 2017, and $7.2 million, or 0.2 percent of total assets, at June 30, 2017. The decline in nonperforming assets during the first six months of 2018 primarily reflects successful loan collection efforts and sales of bank-owned real estate that were no longer being used or considered for use as bank facilities. The level of past due loans remains nominal, and loan relationships on the internal watch list generally declined in number and dollar volume during the first six months of 2018. Net loan recoveries were $0.5 million, or an annualized negative 0.08 percent of average loans, during both the second quarter of 2018 and the linked quarter, compared with net loan charge-offs of $0.7 million, or an annualized 0.12 percent of average loans, during the second quarter of 2017.

Capital Position

Shareholders’ equity totaled $375 million as of June 30, 2018, an increase of $9.0 million from year-end 2017. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.9 percent as of June 30, 2018, compared to 12.6 percent at December 31, 2017. At June 30, 2018, the Bank had approximately $88 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,609,336 total shares outstanding at June 30, 2018.

Mr. Kaminski concluded, “Our strong financial performance during the first half of 2018 positions us to meet growth and profitability objectives and increase shareholder value. The sustained cash dividend program, including the announcement of an increased third quarter dividend earlier today, depicts our commitment to enhancing total shareholder return. Our value-added approach to banking, along with our wide array of products and services, have allowed us to successfully attract new customers as well as retain existing clients. We are excited about the opportunities available to us in our markets, and we are confident that our demonstrated robust operating performance during the first six months of 2018 will continue during the remainder of the current year and beyond.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.3 billion and operates 47 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2018	2017	2017
ASSETS
Cash and due from banks	$56,338,000	$55,127,000	$52,847,000
Interest-earning deposits	69,402,000	144,974,000	48,762,000
Total cash and cash equivalents	125,740,000	200,101,000	101,609,000

Securities available for sale	331,142,000	335,744,000	322,258,000
Federal Home Loan Bank stock	11,036,000	11,036,000	11,036,000

Loans	2,636,856,000	2,558,552,000	2,527,281,000
Allowance for loan losses	(21,167,000)	(19,501,000)	(18,295,000)
Loans, net	2,615,689,000	2,539,051,000	2,508,986,000

Premises and equipment, net	47,102,000	46,034,000	45,999,000
Bank owned life insurance	69,321,000	68,689,000	66,535,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	6,514,000	7,600,000	8,712,000
Other assets	32,504,000	28,976,000	28,728,000

Total assets	$3,288,521,000	$3,286,704,000	$3,143,336,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$884,470,000	$866,380,000	$800,718,000
Interest-bearing	1,645,341,000	1,655,985,000	1,570,003,000
Total deposits	2,529,811,000	2,522,365,000	2,370,721,000

Securities sold under agreements to repurchase	94,573,000	118,748,000	110,920,000
Federal Home Loan Bank advances	230,000,000	220,000,000	245,000,000
Subordinated debentures	45,858,000	45,517,000	45,176,000
Accrued interest and other liabilities	13,360,000	14,204,000	14,020,000
Total liabilities	2,913,602,000	2,920,834,000	2,785,837,000

SHAREHOLDERS' EQUITY
Common stock	311,720,000	309,772,000	308,343,000
Retained earnings	74,084,000	61,001,000	50,012,000
Accumulated other comprehensive income/(loss)	(10,885,000)	(4,903,000)	(856,000)
Total shareholders' equity	374,919,000	365,870,000	357,499,000

Total liabilities and shareholders' equity	$3,288,521,000	$3,286,704,000	$3,143,336,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
INTEREST INCOME
Loans, including fees	$31,855,000	$28,927,000	$64,170,000	$55,660,000
Investment securities	2,177,000	1,860,000	4,373,000	3,688,000
Other interest-earning assets	287,000	116,000	757,000	259,000
Total interest income	34,319,000	30,903,000	69,300,000	59,607,000

INTEREST EXPENSE
Deposits	3,262,000	2,023,000	6,347,000	3,891,000
Short-term borrowings	61,000	46,000	118,000	97,000
Federal Home Loan Bank advances	988,000	1,002,000	1,933,000	1,657,000
Other borrowed money	783,000	639,000	1,478,000	1,260,000
Total interest expense	5,094,000	3,710,000	9,876,000	6,905,000

Net interest income	29,225,000	27,193,000	59,424,000	52,702,000

Provision for loan losses	700,000	750,000	700,000	1,350,000

Net interest income after provision for loan losses	28,525,000	26,443,000	58,724,000	51,352,000

NONINTEREST INCOME
Service charges on accounts	1,079,000	1,054,000	2,132,000	2,072,000
Credit and debit card income	1,334,000	1,176,000	2,577,000	2,282,000
Mortgage banking income	995,000	783,000	1,879,000	1,906,000
Earnings on bank owned life insurance	321,000	328,000	652,000	2,066,000
Other income	821,000	701,000	1,691,000	1,567,000
Total noninterest income	4,550,000	4,042,000	8,931,000	9,893,000

NONINTEREST EXPENSE
Salaries and benefits	12,757,000	10,888,000	25,094,000	22,160,000
Occupancy	1,629,000	1,554,000	3,401,000	3,108,000
Furniture and equipment	582,000	546,000	1,130,000	1,081,000
Data processing costs	2,137,000	2,072,000	4,265,000	4,083,000
Other expense	4,309,000	4,822,000	8,671,000	9,226,000
Total noninterest expense	21,414,000	19,882,000	42,561,000	39,658,000

Income before federal income tax expense	11,661,000	10,603,000	25,094,000	21,587,000

Federal income tax expense	2,215,000	3,260,000	4,767,000	6,629,000

Net Income	$9,446,000	$7,343,000	$20,327,000	$14,958,000

Basic earnings per share	$0.57	$0.45	$1.22	$0.91
Diluted earnings per share	$0.57	$0.45	$1.22	$0.91

Average basic shares outstanding	16,601,400	16,471,060	16,598,274	16,452,954
Average diluted shares outstanding	16,610,819	16,485,356	16,607,593	16,467,384

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2018	2018	2017	2017	2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2018	2017
EARNINGS
Net interest income	$29,225	30,199	28,402	28,644	27,193	59,424	52,702
Provision for loan losses	$700	0	600	1,000	750	700	1,350
Noninterest income	$4,550	4,381	4,503	4,605	4,042	8,931	9,893
Noninterest expense	$21,414	21,147	19,848	20,210	19,882	42,561	39,658
Net income before federal income tax expense	$11,661	13,433	12,457	12,039	10,603	25,094	21,587
Net income	$9,446	10,881	7,979	8,337	7,343	20,327	14,958
Basic earnings per share	$0.57	0.66	0.48	0.51	0.45	1.22	0.91
Diluted earnings per share	$0.57	0.66	0.48	0.51	0.45	1.22	0.91
Average basic shares outstanding	16,601,400	16,595,115	16,525,625	16,483,492	16,471,060	16,598,274	16,452,954
Average diluted shares outstanding	16,610,819	16,604,325	16,536,225	16,494,540	16,485,356	16,607,593	16,467,384

PERFORMANCE RATIOS
Return on average assets	1.17%	1.36%	0.97%	1.03%	0.96%	1.26%	0.99%
Return on average equity	10.25%	12.07%	8.70%	9.21%	8.39%	11.15%	8.69%
Net interest margin (fully tax-equivalent)	3.92%	4.06%	3.76%	3.83%	3.85%	3.99%	3.79%
Efficiency ratio	63.40%	61.15%	60.32%	60.78%	63.65%	62.26%	63.36%
Full-time equivalent employees	667	640	641	634	643	667	643

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.92%	5.14%	4.76%	4.81%	4.69%	5.03%	4.62%
Yield on securities	2.64%	2.61%	2.60%	2.50%	2.44%	2.62%	2.40%
Yield on other interest-earning assets	1.80%	1.52%	1.29%	1.28%	0.99%	1.64%	0.97%
Yield on total earning assets	4.60%	4.70%	4.35%	4.41%	4.37%	4.65%	4.28%
Yield on total assets	4.27%	4.37%	4.04%	4.10%	4.05%	4.32%	3.97%
Cost of deposits	0.53%	0.50%	0.45%	0.43%	0.35%	0.51%	0.34%
Cost of borrowed funds	2.01%	1.83%	1.74%	1.75%	1.69%	1.92%	1.61%
Cost of interest-bearing liabilities	1.02%	0.94%	0.88%	0.85%	0.77%	0.98%	0.73%
Cost of funds (total earning assets)	0.68%	0.64%	0.59%	0.58%	0.52%	0.66%	0.49%
Cost of funds (total assets)	0.63%	0.60%	0.55%	0.54%	0.48%	0.61%	0.46%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$777	2,271	683	1,757	1,336	3,048	2,168
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$530	556	556	556	609	1,086	1,245

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$62,032	40,937	62,526	61,962	60,371	102,969	98,736
Purchase mortgage loans originated	$41,239	25,137	33,958	41,254	39,115	66,376	60,638
Refinance mortgage loans originated	$20,793	15,800	28,568	20,708	21,256	36,593	38,098
Total mortgage loans sold	$24,114	19,813	26,254	33,858	29,371	43,927	47,834
Net gain on sale of mortgage loans	$851	729	1,051	1,131	1,012	1,580	1,744

CAPITAL
Tangible equity to tangible assets	9.87%	9.63%	9.56%	9.54%	9.70%	9.87%	9.70%
Tier 1 leverage capital ratio	11.81%	11.50%	11.24%	11.18%	11.49%	11.81%	11.49%
Common equity risk-based capital ratio	11.03%	11.04%	10.71%	10.54%	10.65%	11.03%	10.65%
Tier 1 risk-based capital ratio	12.49%	12.52%	12.19%	12.01%	12.15%	12.49%	12.15%
Total risk-based capital ratio	13.19%	13.20%	12.85%	12.66%	12.79%	13.19%	12.79%
Tier 1 capital	$375,167	367,546	359,047	354,087	347,754	375,167	347,754
Tier 1 plus tier 2 capital	$396,334	387,520	378,548	373,280	366,048	396,334	366,048
Total risk-weighted assets	$3,003,778	2,935,367	2,946,527	2,949,011	2,861,605	3,003,778	2,861,605
Book value per common share	$22.57	22.19	22.05	21.99	21.69	22.57	21.69
Tangible book value per common share	$19.20	18.79	18.61	18.49	18.16	19.20	18.16
Cash dividend per common share	$0.22	0.22	0.19	0.19	0.18	0.44	0.36

ASSET QUALITY
Gross loan charge-offs	$273	654	920	709	1,150	927	1,606
Recoveries	$766	1,127	628	607	419	1,893	590
Net loan charge-offs (recoveries)	$(493)	(473)	292	102	731	(966)	1,016
Net loan charge-offs to average loans	(0.08% )	(0.08% )	0.05%	0.02%	0.12%	(0.08% )	0.08%
Allowance for loan losses	$21,167	19,974	19,501	19,193	18,295	21,167	18,295
Allowance to originated loans	0.89%	0.87%	0.88%	0.88%	0.86%	0.89%	0.86%
Nonperforming loans	$4,965	5,742	7,143	8,231	6,450	4,965	6,450
Other real estate/repossessed assets	$842	2,384	2,260	2,327	789	842	789
Nonperforming loans to total loans	0.19%	0.23%	0.28%	0.32%	0.26%	0.19%	0.26%
Nonperforming assets to total assets	0.18%	0.25%	0.29%	0.32%	0.23%	0.18%	0.23%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,650	3,571	3,574	3,648	3,367	3,650	3,367
Commercial real estate:
Land development	$0	0	35	50	65	0	65
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,957	3,913	4,272	4,627	1,313	1,957	1,313
Non-owner occuped	$0	0	36	84	400	0	400
Non-real estate:
Commercial assets	$180	620	1,444	2,126	2,081	180	2,081
Consumer assets	$20	22	42	23	13	20	13
Total nonperforming assets	5,807	8,126	9,403	10,558	7,239	5,807	7,239

NONPERFORMING ASSETS - RECON
Beginning balance	$8,126	9,403	10,558	7,239	7,787	9,403	6,408
Additions - originated loans	$300	1,426	402	4,789	1,774	1,726	4,761
Merger-related activity	$17	29	0	210	16	46	16
Return to performing status	$0	(175)	0	(120)	0	(175)	(113)
Principal payments	$(778)	(1,557)	(688)	(1,089)	(1,168)	(2,335)	(2,457)
Sale proceeds	$(1,807)	(299)	(101)	(373)	(147)	(2,106)	(203)
Loan charge-offs	$(50)	(597)	(754)	(91)	(953)	(647)	(1,088)
Valuation write-downs	$(1)	(104)	(14)	(7)	(70)	(105)	(85)
Ending balance	$5,807	8,126	9,403	10,558	7,239	5,807	7,239

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$776,995	739,805	753,764	776,562	780,816	776,995	780,816
Land development & construction	$37,868	31,437	29,872	28,575	29,027	37,868	29,027
Owner occupied comm'l R/E	$533,075	531,152	526,327	485,347	491,633	533,075	491,633
Non-owner occupied comm'l R/E	$818,376	794,206	791,685	805,167	783,036	818,376	783,036
Multi-family & residential rental	$95,656	96,428	101,918	119,170	114,081	95,656	114,081
Total commercial	$2,261,970	2,193,028	2,203,566	2,214,821	2,198,593	2,261,970	2,198,593
Retail:
1-4 family mortgages	$283,657	264,996	254,560	236,075	220,697	283,657	220,697
Home equity & other consumer	$91,229	93,180	100,426	103,376	107,991	91,229	107,991
Total retail	$374,886	358,176	354,986	339,451	328,688	374,886	328,688
Total loans	$2,636,856	2,551,204	2,558,552	2,554,272	2,527,281	2,636,856	2,527,281

END OF PERIOD BALANCES
Loans	$2,636,856	2,551,204	2,558,552	2,554,272	2,527,281	2,636,856	2,527,281
Securities	$342,178	348,024	346,780	341,126	333,294	342,178	333,294
Other interest-earning assets	$69,402	163,879	144,974	123,110	48,762	69,402	48,762
Total earning assets (before allowance)	$3,048,436	3,063,107	3,050,306	3,018,508	2,909,337	3,048,436	2,909,337
Total assets	$3,288,521	3,293,900	3,286,704	3,254,655	3,143,336	3,288,521	3,143,336
Noninterest-bearing deposits	$884,470	830,187	866,380	826,038	800,718	884,470	800,718
Interest-bearing deposits	$1,645,341	1,709,866	1,655,985	1,663,005	1,570,003	1,645,341	1,570,003
Total deposits	$2,529,811	2,540,053	2,522,365	2,489,043	2,370,721	2,529,811	2,370,721
Total borrowed funds	$373,642	373,824	387,468	390,868	404,370	373,642	404,370
Total interest-bearing liabilities	$2,018,983	2,083,690	2,043,453	2,053,873	1,974,373	2,018,983	1,974,373
Shareholders' equity	$374,919	368,340	365,870	362,546	357,499	374,919	357,499

AVERAGE BALANCES
Loans	$2,596,828	2,552,070	2,534,729	2,534,364	2,472,489	2,574,573	2,431,487
Securities	$340,990	348,431	346,318	339,125	338,045	344,690	338,787
Other interest-earning assets	$63,336	123,633	138,095	116,851	46,250	93,318	53,771
Total earning assets (before allowance)	$3,001,154	3,024,134	3,019,142	2,990,340	2,856,784	3,012,581	2,824,045
Total assets	$3,232,038	3,249,794	3,248,828	3,220,053	3,081,542	3,240,867	3,049,385
Noninterest-bearing deposits	$848,650	805,214	849,751	805,650	785,705	827,052	775,922
Interest-bearing deposits	$1,635,755	1,690,135	1,635,727	1,648,235	1,531,399	1,662,795	1,536,709
Total deposits	$2,484,405	2,495,349	2,485,478	2,453,885	2,317,104	2,489,847	2,312,631
Total borrowed funds	$365,124	376,890	384,168	393,910	400,508	370,975	376,694
Total interest-bearing liabilities	$2,000,879	2,067,025	2,019,895	2,042,145	1,931,907	2,033,770	1,913,403
Shareholders' equity	$369,787	365,521	363,823	359,131	351,216	367,666	347,302